Exhibit 99.2

News Release

HUB INTERNATIONAL ADDS SOUTHEAST REGIONAL HUB

Fortun Adds Strong Client Base, Access to Hispanic Market

CHICAGO, ILLINOIS, July 6, 2006: Hub International Limited (NYSE: HBG) (TSX: HBG) announced today it intends to acquire Fortun Insurance Agency, a Florida-based insurance broker that will become HUB’s first regional hub in the Southeastern United States and serve as the platform for further expansion in the region. Hector Fortun will lead the new HUB as president of Hub International Florida, Inc., which initially will do business as Hub International Fortun.

“Hector Fortun and his team have established a strong reputation among businesses in Florida and an efficient operating model for brokerage services,” said Martin P. Hughes, HUB’s chairman and chief executive officer. “We are delighted to welcome them to our family and look forward to sustained expansion of our presence in the region.”

Founded by Hector Fortun in 1977, the Coral Gables-based (Miami vicinity) brokerage adds approximately $10 million to HUB’s annualized revenue base. HUB will acquire the assets of Fortun Insurance (retail), ABCO Insurance (wholesale) and American Inspection Company, as well as the stock of ABCO Premium Finance (premium financing).

Fortun, who emigrated from Cuba in 1963, is an active and well-regarded member of the south Florida community. He was named Businessman of the Year by the Latin Chamber of Commerce and inducted into the Miami-Dade Community College Hall of Fame. Hispanic Business Magazine consistently ranks Fortun Insurance in the top 100 of its Hispanic 500 list and the company has been recognized as Insurance Agency of the Year by the Latin Builders Association. Fortun also was named Man of the Year by Inter-American Businessmen’s Association.

“Florida offers exceptional opportunity for Hub International,” Hughes noted. “Population growth is strong, including a rapidly growing Hispanic demographic and a strong influx of retirees from our traditional markets. The Fortun organization is ideally situated to drive our growth in all segments of this region.”

Fortun noted the strong appeal of HUB’s reputation and operating philosophy as important factors in his decision to join HUB. HUB relies on its larger regional operations (hubs) to serve as the platforms for growth through internal expansion and smaller, fold-in acquisitions.

The transaction will also strengthen HUB’s personal insurance services in the State of Florida, as the increase in market and product depth will contribute to key value-added solutions for local residents.

“Hub International is well known for building the value of companies it acquires,” Fortun said. “HUB will provide us with added tools and resources to grow in our region, while also creating opportunities to add new products and services for our existing customers. HUB’s purchase of Fortun Insurance provides a new platform for growth for all our employees, as well as for Hub International.”

Pending due diligence and subject to the satisfaction of regulatory and other customary closing conditions, the transaction is expected to close during the third quarter of 2006.

Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

This press release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International’s actual results to differ materially from our expectations is contained in the company’s filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MEDIA	CONTACTS:

W. Kirk James

Vice President, Secretary and

Chief Corporate Development Officer

Phone: 312.279.4881

Kirk.james@hubinternational.com

Heather Schneider

Corporate Communications Manager

Phone: 312.279.4683

Heather.schneider@hubinternational.com

INVESTOR CONTACT:

Michael Rosenbaum

Rosenbaum Advisors, Inc.

Phone: 847 749 1010

Fax: 847 577 6767

Web: http:\\www.rosenbaumadvisors.com

E-mail: michael@rosenbaumadvisors.com

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